SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 20, 1999



                             WASHINGTON HOMES, INC.
             (Exact name of registrant as specified in its charter)



Maryland                           1-7643                 52-0818872
(State or other jurisdiction   (Commission File No.)     (IRS Employer
incorporation)                                           Identification No.)




            1802 Brightseat Road, Landover, Maryland      20785-4235
                     (Address of principal executive offices)            (Zip
     code)


       Registrant's telephone number, including area code:  (301) 772-8900






     Item 2.  ACQUISITION OR DISPOSITION OF ASSETS.

          On April 20, 1999, the registrant, through two newly formed wholly-owned subsidiaries, acquired a substantial part of the assets and assumed liabilities of Breland Homes Inc., Breland Properties Inc. and Breland Homes of Mississippi LLC (collectively "Sellers"), entities owned by Louis
     W. Breland. The Sellers operated a homebuilding and land development business in the areas in and around Huntsville, Alabama and Gulfport and Biloxi, Mississippi under the name "Breland Homes."

          In the acquisition the registrant assumed approximately $9 million of Sellers' bank debt and assumed liabilities of approximately $400,000 as of the closing date and will pay Sellers a cash amount estimated to be approximately $5.0 million. The cash amount will be calculated as $3 million plus the book value of the acquired assets less the book value of assumed liabilities at December 31,1998 less the combined net income after taxes of the Sellers for the period from January 1 to February 28, 1999. The exact purchase price is to be based on a final accounting scheduled to occur by May 20, 1999.

          In the acquisition, the registrant acquired the inventory of finished building lots, completed homes, model homes and houses in various stages of construction and was assigned lot option contracts to acquire additional building lots and customer contracts for the delivery of finished houses. The registrant acquired control of approximately 2,600 building lots and a backlog of 90 homes under construction which have been contracted for with a delivery value of $12.1 million.

          Other assets acquired, included the name "Breland Homes" and other intellectual and personal property. The registrant did not acquire any cash items or certain accounts receivable and inter-company obligations, among other things.

          The acquisition was made using in part the proceeds from a newly established $15 million revolving line of credit from Compass Bank which is based in Alabama. This line is intended to provide the operations in Alabama and Mississippi with working capital. The line of credit matures in two years but may be extended, and is secured by the assets of the newly formed subsidiaries and guaranteed by the registrant. The interest on the line is a floating rate based upon London Inter-Bank Offered Rate (LIBOR). Other funds for the transaction were from internally generated cash resources.

          The registrant also entered into a newly formed venture with Louis W. Breland to be owned 50% by each to develop building lots for the use by the registrant in Alabama and Mississippi.







     Item 7.  FINANCIAL STATEMENTS AND EXHIBITS.

          (a)  Financial statement of businesses acquired.

                 The financial statements required by Item 7(a) will be filed by an amendment to this Current Report on Form 8-K as soon as practicable but no later than July 2, 1999.

          (b)  Pro forma financial information.

               The pro forma financial information required by Item 7(b) will be filed by an amendment to this Current Report on Form 8-K as soon as practicable but no later than July 2, 1999.

          (c)  Exhibits

          Exhibit No.          Description of Exhibit

          2(a) Asset Purchase Agreement #1 dated as of March 24, 1999 by and among the Registrant, Westminster Homes of Alabama LLC, Westminster Homes of Mississippi, LLC, Breland Homes of Mississippi, LLC, Breland Properties, Inc., and Louis W. Breland.


          2(b) Asset Purchase Agreement #2 dated as of March 24, 1999 by and among the Registrant, Westminster Homes of Alabama LLC, Westminster Homes of Mississippi LLC, Breland Homes, Inc. and Louis W. Breland.


          Upon request of the Commission, omitted schedules to the above listed documents will be furnished supplementary to the Commission. SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             WASHINGTON HOMES, INC.

Date:  May 4, 1999            By: /s/ GEATON A. DECESARIS, JR.
                              Geaton A. DeCesaris, Jr.
                              President and
                              Chief Executive Officer